EXHIBIT 5
                                                                       ---------


[DUANE MORRIS LETTERHEAD]

                                 April 30, 2001



The Board of Directors of
  Donegal Group Inc.
1195 River Road
Marietta, PA  17547

Ladies and Gentlemen:

     We have acted as counsel to Donegal Group Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-3 (the "Registration Statement") relating to the offer and sale by the Company of up to 1,000,000 shares (the "Shares") of Class A Common Stock, $.01 par value, of the Company, pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan").

     As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Certificate of Incorporation and By-laws, as amended to date, the corporate minutes and other proceedings and the records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.

     Based on the foregoing, it is our opinion that each of the Shares, when issued in accordance with the terms and conditions of the Plan, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinion" in the prospectus contained in the Registration Statement.

                                   Sincerely,

                                   /s/ Duane Morris & Heckscher LLP





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